SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
    (as filed with the Securities and Exchange Commission on April __, 2000)
                            Filed by the Registrant X
                                        -
                 Filed by a Party other than the Registrant ___
                           Check the appropriate box:

___ Preliminary Proxy Statement     ___  Confidential, for Use of the Commission
                                    Only (as permitted by Rule 14a-6(e)(2))
  X  Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        MUNICIPAL MORTGAGE & EQUITY, LLC
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X No fee required.
___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4)  Proposed maximum aggregate value of transaction:
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(5)  Total fee paid:
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



___ Fee paid previously with preliminary materials.
___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:
--------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

(3)  Filing Party:
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(4)  Date Filed:
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



                        MUNICIPAL MORTGAGE & EQUITY, LLC
                               Baltimore, Maryland
                                   May 4, 2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Common Shares and Term Growth Shares (the "Shareholders") of Municipal Mortgage & Equity, LLC, a Delaware limited liability company (the "Company" or "MuniMae"), will be held at the following location, on May 4, 2000, beginning at 9:00 a.m.:

      Municipal Mortgage & Equity, LLC
      218 N. Charles St., Suite 500
      Baltimore, Maryland 21201

      THE PURPOSE of the Annual Meeting will be:

      1. To elect three members of the Board of Directors to hold office for three-year terms expiring at the annual meeting for the fiscal year ending December 31, 2003 and until their respective successors are duly elected and qualified; and

      2. To consider and act upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

      All Shareholders are cordially invited to attend the Annual Meeting in person. The record date for determining those Shareholders entitled to vote at the Annual Meeting is March 27, 2000. A review of the Company's operations for the year ended December 31, 1999 will be presented. A proxy statement, form of proxy and a copy of the 1999 Annual Report to Shareholders is enclosed.

                                      By Order of the Board of Directors,

                                      Thomas R. Hobbs
                                      Secretary
Baltimore, Maryland
March 27, 2000






IMPORTANT - Whether or not you plan to attend the meeting in person, you can help in the preparation for the meeting by filling in and signing the enclosed proxy and promptly returning it in the enclosed envelope. If you are unable to attend, your shares will be voted as directed by your proxy. If you do attend the meeting, you may vote your shares even though you have sent in your proxy.

                        MUNICIPAL MORTGAGE & EQUITY, LLC
                      Corporate Office and Mailing Address:
                       218 North Charles Street, Suite 500
                            Baltimore, Maryland 21201
                                 (410) 962-8044

                                 PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies by Municipal Mortgage & Equity, LLC (hereinafter the "Company" or "MuniMae") from holders of Common Shares and Term Growth Shares (the "Shareholders") for the Annual Meeting of Shareholders to be held on May 4, 2000. The cost of soliciting such proxies will be borne by the Company. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to Shareholders who have a beneficial interest in Common Shares registered in the names of nominees.

      The enclosed proxy, if executed and returned, may be revoked at any time prior to the meeting by executing a proxy bearing a later date or by written notice to the Secretary of the Company. The power of the proxy holders will also be revoked if the Shareholder executing the proxy appears at the meeting and elects to vote in person. Executed proxies confer upon the persons appointed as proxies discretionary authority to vote on all matters which may properly come before the meeting including motions to adjourn the meeting for any reason.

      In accordance with the Company's By-Laws, the stock transfer records were compiled on March 27, 2000, the record date set by the Board of Directors for determining the Shareholders entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. On that date, there were 17,480,627 outstanding Common Shares (no par value) and 2,000 outstanding Term Growth Shares. The holders of the outstanding Common Shares and Term Growth Shares at the close of business on March 27, 2000 will be entitled to one vote for each share held by them as of such date.

      The presence of the holders of a majority of the issued and outstanding Common Shares and Term Growth Shares entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner described above. Under the rules of the New York Stock Exchange, Inc. (the "Exchange"), brokers holding shares for beneficial owners have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes").

      An abstention is deemed "present" but is not deemed a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which a stockholder abstains are included in determining whether a quorum is present.

      This proxy statement and the enclosed proxy are first being sent or given to Shareholders on or about March 31, 2000.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

      The Company's Amended and Restated Certificate of Formation and Operating Agreement (the "Operating Agreement") generally provides that the Board of Directors shall consist of at least five and no more than 15 members, with the number of seats on the Board to be determined from time to time by resolution of the Board. On October 7, 1999, the Board deemed it in the best interest of the Company to increase the size of the Board. As a result, Messrs. Falcone, McGregor and Banks were appointed to the Board. The number of directors on the Board is currently set at ten, with (i) nine of the directors divided into three classes, the members of which are elected by the holders of the Common Shares and Term Growth Shares for staggered three-year terms, and (ii) one director (the "Specially Appointed Director") who may be appointed by the Dissolution Shareholder (see "Certain Relationships and Related Transactions"). As of the date of this proxy statement, the seat reserved for the Specially Appointed Director is vacant. The terms of three directors, Messrs. Berndt, Hillman and Falcone expire in 2000 and Messrs. Berndt and Hillman, directors since 1996, and Mr. Falcone, a director since October 1999, have been nominated for re-election at the Annual Meeting.

      The names, ages, terms of office and certain other information as of March 17, 2000 with respect to the persons nominated for election as directors and other persons serving as directors are as follows:

Information Concerning Nominees for Terms Expiring in 2003:

      Richard O. Berndt, age 57, a director of the Company since August 1996, has been the managing partner of the law firm of Gallagher, Evelius & Jones, LLP located in Baltimore, Maryland since 1976. Mr. Berndt has extensive experience in corporate and real estate law. Mr. Berndt serves on the Board of Mercantile Bankshares, Financial Administration for the Archdiocese of Baltimore and Mercy Medical Center, Inc. Gallagher, Evelius & Jones, LLP provides corporate and real estate related legal services to the Company.

      Robert S. Hillman, age 60, a director of the Company since August 1996, has been a member of the law firm of Whiteford, Taylor and Preston, L.L.P., which has offices in Baltimore, Maryland and Washington, D.C., since 1986. Formerly the Executive Partner of the 135-attorney firm, Mr. Hillman has extensive experience in municipal finance, real estate, labor and employment law. He is presently on the boards of the B&O Railroad Museum, the Babe Ruth Museum and a trustee of the Enoch Pratt Free Library. He is also a director and president of H & V Publishing, Inc.

      Michael L. Falcone, age 38, a director since October 1999, has been the President and Chief Operating Officer of the Company since 1997. Prior to his appointment as President and Chief Operating Officer, Mr. Falcone served as Executive Vice President from November 1996 to December 1997 and Senior Vice President from August 1996 to November 1996. Mr. Falcone is responsible for the operations of the Company focusing on strategic planning and business development as well as the management of the day-to-day activities of the Company. Prior to joining the Company, he was a Senior Vice President of Shelter Development Corporation where he was employed from 1983 to 1996. He is currently a board member of and shareholder in Shelter Development LLC and Shelter Properties LLC. Mr. Falcone is a trustee for the Midland Affordable Housing Group Trust ("MAHGT"), a pension fund that provides debt financing for the Company's customers. The Midland Companies ("Midland"), a wholly owned subsidiary of the Company, provides investment advisory services for the MAHGT.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
           FOR THE ELECTION OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Information Concerning Directors whose Terms Expire in 2001:

      William L. Jews, age 48, a director of the Company since August 1996, has been President and Chief Executive Officer of CareFirst Blue Cross Blue Shield, since the merger between Blue Cross/Blue Shield of Maryland and Blue Cross/Blue Shield of National Capital Area on January 16, 1998. Prior to the merger, Mr. Jews was President and Chief Executive Officer of Blue Cross/Blue Shield of Maryland since 1993. Mr. Jews serves on the boards of directors of National Blue Cross/Blue Shield Association, Crown Central Petroleum, Inc., The Ryland Group, The Federal Reserve Bank of Richmond and EcoLab, Inc. He is also a board member of the Baltimore County Revenue Authority and the Maryland Health Care Foundation Board of Trustees.

     Carl W. Stearn, age 67, has been a director of the Company since August 1996. Mr. Stearn is Chairman of the Executive Committee of Provident Bankshares Corporation. Prior to his retirement on April 15, 1998, Mr. Stearn was the Chairman and Chief Executive Officer of Provident Bankshares Corporation and Chief Executive Officer of Provident Bank of Maryland since 1990. Mr. Stearn serves on the boards of directors of the University of Maryland School of Medicine Board of Visitors, Project Life and the Maryland Science Center.

     Douglas A. McGregor, age 57, a director of the Company since October 1999, is Vice Chairman and Chief Operating Officer for The Rouse Company. Mr. McGregor has been with The Rouse Company since 1972 and assumed his current position in 1998. Mr. McGregor has extensive experience in real estate development and management. Mr. McGregor is a trustee of the International Council of Shopping Centers. Information Concerning Directors whose Terms Expire in 2002:

      Mark K. Joseph, age 61, has served as Chairman of the Board and Chief Executive Officer of the Company since August 1996. He also served as the President and a director of the Managing General Partner of the SCA Tax Exempt Fund Limited Partnership, the Company's predecessor (the "Predecessor"), from 1986 through 1996. Mr. Joseph is Chairman of the Board and founder of The Shelter Group, a real estate development and property management company. Mr. Joseph serves on the Boards of the Greater Baltimore Committee, Provident Bankshares Corporation and the Associated Jewish Charities. Mr. Joseph is also the President and one of five directors of the Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income.

     Charles C. Baum, age 58, a director of the Company since August 1996, has been Chairman of the Morgan Group, Inc., Elkhart, Indiana, since 1992. Morgan is the nation's leader in providing transportation and other services to the manufactured housing and recreational vehicle industries. Since 1973, Mr. Baum has also been Secretary/Treasurer of United Holdings Co., Inc. and its predecessors. United Holdings was involved in the metal business until 1990 when it shifted its focus to become a firm which primarily invests in real estate and securities. Mr. Baum is also a director of Gabelli Group Capital Partners, Inc., Gabelli Group, Inc. and Shapiro Robinson & Associates (a firm which represents professional athletes).

     Robert J. Banks, age 55, a director of the Company since October 1999, is the Chairman and Chief Executive Officer of Midland and has been a Senior Vice President of the Company since October 1999. Mr. Banks was hired by Midland in 1973 and became President and Chief Operating Officer in 1988. In 1993, Mr. Banks became the Chairman and Chief Executive Officer of Midland. Mr. Banks has been involved in real estate lending and mortgage banking since 1970 and is an investment advisor registered with the Securities and Exchange Commission and holds four different securities licenses. Mr. Banks is a trustee for the MAHGT and is also a board member of First National Bank of Florida and the National Multifamily Housing Council.

      During 1999, the Board of Directors held two special meetings (one telephonic) and five regular meetings. There were four committee meetings during 1999. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served. The Board has established certain committees as follows:



     1. Compensation Committee. The Compensation Committee, composed of Messrs. Hillman (Chairman), Stearn, Baum and Joseph, met two times during 1999. Its functions are to determine the compensation of certain officers of the Company, including but not limited to base compensation, incentive compensation and bonus compensation. At its first meeting, the Compensation Committee consisted of Messrs. Hillman, Stearn, Baum and Joseph. On October 18, 1999, in light of the good practice guidelines of the American Bar Association, the Board reconstituted the Compensation Committee to consist of Messrs. Hillman, Stearn, Baum and McGregor.

     2. Audit Committee. The Audit Committee composed of Messrs. Stearn (Chairman), Jews, Berndt and Baum, met two times during 1999. Its duties are to assist the Board of Directors in fulfilling its financial oversight responsibilities, select an independent accountant for the Company and to oversee the work of such independent accountant. Effective June 30, 1999, Mr. Berndt resigned from the Audit Committee in order to comply with Exchange rules concerning the composition of its listed companies' audit committees.

     3. Share Incentive Committee. The Share Incentive Committee, a subcommittee of the Compensation Committee, met immediately following each Compensation Committee meeting. Its functions are to determine awards under the Company's Share Incentive Plans.

      The Company does not have a standing nominating committee of the Board of Directors, or any committee performing a similar function.

Vote Required for Approval

      The affirmative vote of a majority of the holders of the outstanding Common Shares and Term Growth Shares (voting together as one class) present in person or represented by duly executed proxies at the Annual Meeting is necessary for the election of a nominee as a director of the Company. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the three persons nominated to serve as directors. Shares represented by proxies which are marked "WITHHOLD" will be excluded entirely from the vote and will have no effect.

Compensation of Directors

      The Company pays its directors who are not officers of the Company fees for their services as directors. From time to time, the Board of Directors may change this compensation by resolution. During 1999, the directors received annual compensation of $12,000 plus a fee of $500 for attendance at each meeting of the Board of Directors (including telephonic board meetings) and each committee meeting. Effective January 1, 2000, such compensation was adjusted to $16,000 per year plus $1,000 per attendance at each meeting including committee meetings and $500 for telephonic meetings. Officers of the Company who are directors are not paid any director fees.

      In addition, non-employee directors are granted options for Common Shares and may elect to receive Common Shares or deferred Common Shares in lieu of fees under the 1996 Non-Employee Directors' Share Plan (the "1996 Directors' Plan") and the 1998 Non-Employee Directors' Share Plan (the "1998 Directors' Plan," and collectively with the 1996 Directors' Plan, the "Directors' Plans"). Under the 1996 Directors' Plan, each non-employee director was granted an option to purchase 2,500 Common Shares following the merger of the Predecessor with the Company. In addition, the Directors' Plans provide that each such non-employee director will receive an option to purchase 2,500 Common Shares (i) upon his initial election or appointment, and (ii) on the date of each Annual Meeting of Shareholders. Effective January 1, 2000, the Directors' Plans were amended to provide that each non-employee director receive an option to purchase 7,000 Common Shares upon his initial election or appointment and an option to purchase 5,000 Common Shares on the date of each Annual Meeting of Shareholders. Such options have and will have exercise prices equal to the fair market value of Common Shares on the date of grant, and expire and will expire at the earlier of 10 years after the date of grant or one year after the optionee ceases serving as a director. Such options become and generally will become exercisable one year after grant, subject to earlier exercisability in the event of death, disability, or a change in control (as defined in the Directors' Plans), and will be forfeited in the event of cessation of service as a director within 10 months after the date of grant. The Directors' Plans also permit a non-employee director to elect to be paid any directors' fees in the form of Common Shares or deferred Common Shares ("Deferred Shares"). A director who makes the election to receive Common Shares will receive Common Shares having a fair market value at the time of issuance equal to the amount of fees he has elected to forego, with such shares issuable at the time the fees otherwise would have been paid. At any date on which fees are payable to a director who elected to defer fees in the form of Deferred Shares, the Company will credit such director's deferral account with a number of Deferred Shares equal to the number of Common Shares having an aggregate fair market value at that date equal to the fees that otherwise would have been payable at such date. Whenever dividends are paid or distributions are made, the deferral account of a director who elected to receive Deferred Shares will be credited with dividend equivalents having a value equal to the amount of the dividend paid on a single Common Share multiplied by the number of Deferred Shares credited to his deferral account as of the record date for such dividend. Such dividend equivalents will be credited to the deferral account as a number of Deferred Shares determined by dividing the aggregate value of such dividend equivalents by the fair market value of a Common Share at the payment date of the dividend. A total of 50,000 Common Shares are reserved for grants under the 1996 Directors' Plan and a total of 50,000 Common Shares are reserved for grants under the 1998 Directors' Plan. The number and kind of shares reserved and automatically granted under the Directors' Plans are subject to adjustment in the event of stock splits, stock dividends and other extraordinary events.

                      IDENTIFICATION OF EXECUTIVE OFFICERS

      The following table identifies the executive officers of the Company and provides certain information about each of them.

                                         Current Position(s) with the Company
  Name and Age                              and Past Business Experience

Mark K. Joseph, 61                  Chairman of the Board and Chief  Executive
                                    Officer of the Company  since August 1996.
                                    (See description of past business experience in the preceding section.)

Michael L. Falcone, 38              President and Chief Operating Officer of the
                                    Company since  December 1997. Prior to his
                                    appointment as President and Chief Operating
                                    Officer, Mr. Falcone served as Executive
                                    Vice President from November 1996 to
                                    December   1997  and  Senior  Vice President
                                    from August 1996 to November 1996. (See
                                    description of past business experience
                                    in the preceding section.)

Gary A. Mentesana, 35               Senior Vice  President of the Company  since
                                    May 1997 and Chief  Financial  Officer since
                                    January 1998. Before being appointed  Senior
                                    Vice President and Chief Financial  Officer,
                                    Mr.  Mentesana served as Vice President from
                                    August 1996 to May 1997. Mr. Mentesana is responsible for the financial operations of the Company. He manages the capital market activities of the Company. Between
                                    1988 and 1996, he  performed  similar
                                    functions for the managing general partner of the Predecessor. Mr. Mentesana is a certified public accountant.

Robert J. Banks, 55                 Senior Vice  President of the Company  since
                                    October  1999  and  Chairman  and  Chief
                                    Executive Officer of The Midland Companies since 1993.(See description of past business experience in the preceding section.)

Keith J. Gloeckl, 49                Senior Vice  President of the Company since
                                    October 1999 and President and Chief
                                    Operating Officer of The Midland Companies since1993. Mr. Gloeckl is primarily responsible for the strategic planning and business development of Midland.

Thomas R. Hobbs, 59                 Senior Vice  President and  Secretary of the
                                    Company since August 1996. Mr. Hobbs directs the administrative, board relations and investor services of the Company. Mr.
                                    Hobbs chairs the Credit Committee, providing direction on loan policy and product development. From 1986 to 1996, Mr. Hobbs was Senior Vice President and General
                                    Manager of the managing general partner of the Predecessor.

Earl W. Cole, III, 46               Senior Vice President of the Company  since
                                    November  1998.  Before  being   appointed
                                    Senior  Vice  President,  Mr. Cole served as
                                    Vice  President  of the Company  from August
                                    1996 to November 1998. Mr. Cole directs the portfolio management, loan servicing and underwriting operations of the Company.
                                    Mr. Cole served in a similar capacity for the managing general partner of the Predecessor from 1989 to 1996.

Jesse M. Chancellor, 42             Senior Vice  President of the Company  since
                                    July 1999.  Before being  appointed  Senior
                                    Vice  President,  Mr.  Chancellor  served as
                                    Vice President of the Company since March
                                    1997.  Mr. Chancellor is responsible for the
                                    origination of investments in tax-exempt
                                    multifamily bonds.  Prior to joining the
                                    Company,  Mr. Chancellor was the Director of
                                    Field Operations for The Enterprise
                                    Foundation from 1994 to 1997,  where he was
                                    responsible for all local Enterprise office
                                    activities including ensuring effective
                                    program  delivery, strategic   planning  and
                                    budgeting.

Ray F. Mathis, 50                   Senior Vice  President of the Company  since
                                    October 1999 and Chief Financial Officer of The Midland Companies since 1991. Mr.
                                    Mathis is responsible for the financial
                                    operations of Midland and the low income housing tax credit syndication programs generated by Midland.

    REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The  Compensation  Committee  met two  times  during  1999 and  determined executive compensation in accordance with recommendations of an independent consultant hired to perform such services. The recommendations were based on survey data prepared by nationally recognized real estate compensation consultants. Based on discussions with the Compensation Committee and the acquisition of Midland, the consultants decided that each position within the Company's organization should be benchmarked against its own unique peer group, depending upon the roles and responsibilities of the position. The consultants established custom peer groups from two categories of companies; multifamily REITs and specialty finance and investment companies. As a result, the CEO, Chief Operating Officer and Chief Financial Officer of the Company were compared to the multifamily REITs, while the other executives of the Company were compared to the specialty finance and investment companies.

      The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of share options, Deferred Shares and various benefits, including medical and life insurance plans generally available to all employees of the Company.

    Executive Compensation

      The Company is committed to establishing and maintaining an organization and culture where all employees are equitably rewarded for their contribution to the success of the Company. The compensation program created has as its basis a strong pay-for-performance approach designed to foster and reward individual entrepreneurial action and resourcefulness within a team environment. The Company's overall compensation policy is designed to provide a reward structure that will motivate the executives to assist in achieving strategic and financial goals, retain and attract competent personnel and link the interests of management and shareholders through equity-based compensation.

      Base Salary. The Company generally establishes base salaries for executive officers, including the CEO, at amounts that fall at or below the market median determined by the consultants. This conservative position has allowed the Company to create long-term incentive opportunities that are at or somewhat above average. The Company provides for individual adjustments to base salary for changes in the market, expansion of job responsibilities and/or the executive's contribution to the financial success of the Company. The executive officers fall between the 25th percentile and the median, and lower for the CEO. Annual cash compensation (base salary and bonus) for all other officers are currently within the competitive ranges of the Company's peer groups. The Company has and will continue to periodically review the benchmark salary ranges to determine continued market competitiveness.

      Annual Incentive. The Company paid incentive compensation to the officers listed above during 1999. The incentive compensation plan provides incentives to executive officers based on the achievement of qualifying operating profit goals. The Compensation Committee awards annual bonuses to officers other than the CEO based on the recommendations of the CEO; for the CEO, annual bonuses are determined solely by the Compensation Committee. Based on the consultant's report, the Compensation Committee established three profit ranges, threshold, target and superior, to be used to determine bonus awards.

      The threshold performance range signifies a solid achievement but falls short of budget expectations. The target performance range signifies a stretch achievement that means achieving the business plan and internal budget goals. Finally, the superior performance range signifies an exceptional achievement toward realizing the long-term objectives of the Company and would significantly exceed budget expectations. The threshold, target and superior ranges are based exclusively on achievement of cash flow per share goals, taking into account the payment of all bonuses. The plan provides for incentive ranges as a percentage of base salary to determine annual bonuses within each profit range.

      For 1999, the Company achieved superior performance, and therefore, annual bonuses were paid to the executives, as well as employees, for performance under the plan in the superior performance range, as disclosed in the Summary Compensation Table.

      Long-term Incentive. The Company established the 1996 Share Incentive Plan (the "1996 Plan") prior to the merger with the Predecessor in August 1996. In June 1998, the Shareholders approved the 1998 Share Incentive Plan (the "1998 Plan" and collectively with the 1996 Plan, the "Plans"). The Plans provide a means to attract, retain and reward executive officers and other key employees of the Company, to link employee compensation to measures of the Company's performance, and to promote ownership of a greater proprietary interest in the Company. The Plans authorize grants of a broad variety of awards, including non-qualified stock options, stock appreciation rights, restricted shares, Deferred Shares and shares granted as a bonus or in lieu of other awards. Any restricted share or Deferred Share awards need to be approved or ratified by the Share Incentive Committee (the "Committee"). Initially, 883,033 and 839,000 Common Shares are reserved for issuance in connection with awards under the 1996 Plan and the 1998 Plan, respectively, except that shares issued as restricted shares and shares issued as awards other than options (including restricted shares) are limited to 20% and 40% of the total number of Common Shares reserved under the Plans, respectively. Shares subject to forfeited or expired awards, or relating to awards settled in cash or otherwise terminated without issuance of shares to the participant become available again under the Plans.

      The Plans are administered by the Committee, which consists of two or more independent directors. As of the date hereof, the Board has appointed Mr. Hillman and Mr. Baum as members of the Committee. This Committee is authorized to select from among the eligible employees of the Company the individuals to whom awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee may condition the grant, vesting, exercisability or settlement of any award on the achievement of specified performance objectives. Awards may be settled in cash, Common Shares, other awards or other property, in the discretion of the Committee. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Plans. The exercise price of stock options granted will be at least equal to 100% of the fair market value of Common Shares on the grant date. No member of the Committee will be eligible to participate in the Plan. The Committee may adjust the number of shares reserved under the Plans and the number of shares relating to outstanding awards and related terms to reflect stock splits, dividends, and other extraordinary corporate events.

      In December 1999, the Company awarded a total of 78,000 Deferred Shares to certain executives and employees based on their overall performance and contribution to the success of the Company.

CEO Compensation

      In determining the CEO's base salary and incentive compensation, the Compensation Committee evaluates the compensation paid to chief executive officers considered in the CEO's custom peer group. As a result of survey data gathered in 1999, the Compensation Committee determined that the CEO's base salary of $150,000 ranked in the lowest quartile among the Company's peer group. As a result, the CEO's base salary was increased to $250,000. The CEO is eligible to receive awards under the Company's share incentive plan and incentive compensation plan.

      For the year ended December 31, 1999, the CEO received total cash payments of $300,000 in salary and bonus (as shown in the Summary Compensation Table on page __). The Compensation Committee considered these 1999 payments appropriate in light of Mr. Joseph's leadership and contributions to the overall long-term strategy and growth of the Company. As also shown in the Long-Term Incentive Plans Table (on page __ herein), Mr. Joseph was granted 18,000 Deferred Shares that vest over 50 months for so long as Mr. Joseph remains in the continuous employ of the Company.

                                            RESPECTFULLY SUBMITTED,
                                            COMPENSATION COMMITTEE

                                            Mr. Robert S. Hillman, Chairman
                                            Mr. Carl W. Stearn
                                            Mr. Charles C. Baum
                                            Mr. Douglas A. McGregor

 Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

      The following table sets forth for the CEO and the other four most highly compensated executive officers of the Company: (i) the number of shares of the Company's Common Shares acquired upon exercise of options during fiscal year 1999; (ii) the aggregate dollar value realized upon exercise; (iii) the total number of unexercised options held at the end of fiscal year 1999; and (iv) the aggregate dollar value of in-the-money unexercised options held at the end of fiscal year 1999.



                                                                    Number of              Value of Unexercised
                                      Shares                    Unexercised Options        In-The-Money Options
                                    Acquired on     Value      Held at Fiscal Y/E (#)     @ 12/31/99 ($) (1)
               Name                 Exercise (#)  Realized    Exercisable Unexercisable Exercisable Unexercisable
                                                     ($)
   ------------------------------   ------------- ----------- ----------- ------------  ----------- ------------

   Mark K. Joseph                         -        $     -       119,877       59,938    $ 194,800   $  97,399

   Michael L. Falcone                     -              -        89,908       44,954      146,101      73,050

   Gary A. Mentesana                      -              -        44,954       22,477       73,050      36,525

   Thomas R. Hobbs                        -              -        44,954       22,477       73,050      36,525

   Earl W. Cole, III                      -              -        29,970       14,984       48,701      24,349

(1) Value of unexercised "in-the-money" options is the difference between the market price of the shares on December 31, 1999 ($18.50 per share) and the exercise price of the option, multiplied by the number of shares subject to the option. Options are only "in-the-money" if the fair market value of the underlying security exceeds the price of the option.

Employment Agreements


     Each of Mark K. Joseph, Michael L. Falcone, Gary A. Mentesana, Robert J. Banks, Keith J. Gloeckl and Ray R. Mathis (each an "Officer" and collectively, the "Officers") entered into employment agreements with the Company during 1999. The specifics of the agreements are as follows:

      The terms of the agreements for Messrs. Joseph, Falcone and Mentesana are three years. The agreements provide for annual base compensation in the amounts of $250,000, $250,000 and $160,000, respectively, with allowance for cost of living adjustments and annual cash bonuses (or incentive compensation) of up to 150% for Mr. Joseph and 100% for Messrs. Falcone and Mentesana. The agreements further provide for total compensation goals equal to $675,000, $650,000 and $350,000 for Messrs. Joseph, Falcone and Mentesana, respectively, based on achievement of certain performance goals by the individual and the Company. Each of the employment agreements provides for certain severance payments in the event of disability or termination by the Company without cause equal to base compensation for the longer of the balance of the employment term or 36 months for Mr. Joseph and 18 months for Messrs. Falcone and Mentesana. Additionally, upon an employee's death, his estate shall receive two years' base compensation. The agreements also contain provisions which provide such officers with substantial payments should their employment terminate as a result of a change in control.

      The terms of the agreements for Messrs. Banks and Gloeckl are four years; the term for Mr. Mathis is one year. The agreements provide for annual base compensation in the amounts of $250,000, $250,000 and $150,000, respectively, with allowance for cost of living adjustments. Annual cash bonuses (or incentive compensation) for Mr. Banks and Mr. Gloeckl are based on the Company's incentive compensation plan; however, no incentive compensation will be paid in any year in which Midland does not achieve certain earn-out target goals for such year. Messrs. Banks and Gloeckl were also awarded options to purchase up to 87,500 Common Shares. Each of the employment agreements provides for certain severance payments in the event of disability or termination by the Company without cause equal to base compensation for the balance of the employment term. In addition, all earn-out shares (as defined in the Stock Purchase and Contribution Agreement dated September 30, 1999 by and between the Company and Messrs. Banks, Gloeckl and Mathis, the "Stock Purchase Agreement") which have been earned through the date of termination and may become payable, shall be immediately and irrevocably issued to them in the event of disability or termination by the Company without cause. In the event of death, an employee's agreement is terminated; however, his estate shall be entitled only to the balance of the earn-out shares described in, and earned pursuant to the Stock Purchase Agreement.

      Pursuant to the employment agreements, the Company generally will have "cause" to terminate an Officer if such person: (i) engages in acts or omissions with respect to the Company which constitute intentional misconduct or a knowing violation of law; (ii) personally receives a benefit of money, property or services from the Company or from another person dealing with the Company in violation of law; (iii) breaches his non-competition agreement with the Company;
(iv) breaches his duty of loyalty to the Company; (v) engages in gross negligence in the performance of his duties; or (vi) repeatedly fails to perform services that have been reasonably requested of him by the Board of Directors following applicable notice and cure periods and which are consistent with the terms of his employment agreement. Each of Messrs. Banks, Gloeckl and Mathis shall continue to be entitled to earn-out shares to the extent provided in the Stock Purchase Agreement regardless of whether such Officer has been terminated for cause.

      Each Officer will have "good reason" to terminate his employment with the Company in the event of any reduction in his base compensation without his consent, any material breach or default by the Company under his employment agreement, any substantial diminution in his duties, any requirement to perform an act which would violate criminal law or any requirement to perform an act not in the best interests of the Company and its Shareholders. Each of Messrs. Banks, Gloeckl and Mathis shall be entitled to all earn-out shares which have been earned through the date of termination and may become payable and such shares shall be immediately and irrevocably issued to each of them.

      As part of their employment agreements, each of the Officers is bound by a limited non-competition covenant with the Company which prohibits each of them, without prior written consent of the Board of Directors, from engaging in or carrying on, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to any person, partnership, corporation or any other business entity which is engaged in the business of financing or asset management of multifamily apartment properties financed by tax-exempt bonds, except by or through the Company, for 12 months following the termination of employment with the Company for Messrs. Joseph, Falcone and Mentesana and 24 months following the termination of employment with the Company for Messrs. Banks, Gloeckl and Mathis; provided, however, if such Officer's employment is terminated by the Company without "cause" or by the employee for "good reason," the covenant not to compete will terminate upon termination of employment. Certain of the agreements may contain other exceptions.

           In addition to the above, Mr. Thomas R. Hobbs also has an employment agreement with the Company for an initial term of three years with an automatic renewal of successive one-year periods after the end of the initial term. On August 1, 1999, the initial term expired. As provided for in the agreement, the Company is required to provide at least 30 days notice of its intent to terminate such agreement. As of that date, the Company did not provide such notice. The terms of his agreement provide for annual compensation in the amount of $125,000 adjusted annually for cost of living adjustments and for certain severance payments equal to base compensation for the longer of the balance of the employment term or 18 months in the event of disability or termination by the Company without cause or by the employee with "good reason," and contains provisions which will provide substantial payment should Mr. Hobbs' employment terminate as a result of a change in control. Mr. Hobbs' agreement contains the same non-competition covenant as Messrs. Joseph, Falcone and Mentesana.

Summary Compensation Table

      The following table sets forth the annual compensation paid or accrued by the Company during the last three years to the Chief Executive Officer and to each of the Company's other four most highly compensated officers.


                                           Annual Compensation                  Long-Term Compensation Awards
                                  ---------------------------------------  -----------------------------------------

                                                                              Restricted    Securities
                                                              Other Annual      Share       Underlying     Share      All Other
Name and Principal Position (1)  Year  Salary ($) Bonus ($) Compensation (2) Awards($)(3) Options/SARs(#) Options(#) Compensation($)
-------------------------------  ----  ---------- --------- ---------------- ------------ --------------  ---------- ---------------


Mark K. Joseph                   1999 $ 150,000  $ 150,000     $   8,282       $     -              -            -    $  2,026 (4)
   Chairman of the Board         1998   157,769    108,000         7,253             -              -            -       2,176 (4)
   and Chief Executive Officer   1997   150,000     50,000         6,230             -              -      179,815           -

Michael L. Falcone               1999   183,000    150,000         8,288             -              -            -       2,026 (6)
   President and Chief           1998   183,885     73,000         7,554             -              -            -       2,017 (6)
   Operating Officer (5)         1997   148,077     40,000         6,228             -              -      134,862       1,866 (6)

Gary A. Mentesana                1999   120,000    100,000         7,009             -              -            -       2,026 (8)
   Senior Vice President and     1998   109,231     48,000         6,245             -              -            -       1,569 (8)
   Chief Financial Officer (7)   1997    88,693     25,000         5,356             -              -       67,431       1,134 (8)

Thomas R. Hobbs                  1999   136,000     60,000         6,863             -              -            -       1,946 (9)
   Senior Vice President         1998   138,277     54,000         6,713             -              -            -       2,070 (9)
   and Secretary                 1997   127,558     29,000         6,347             -              -       67,431       2,331 (9)

Earl W. Cole, III                1999   110,000     75,000         6,777             -              -            -          26 (11)
   Senior Vice President (10)    1998   110,933     44,000         6,177             -              -            -          44 (11)
                                 1997    89,897     20,000             -             -              -       44,954          66 (11)

(1) Messrs. Banks and Gloeckl were appointed as Senior Vice Presidents of the Company effective with the acquisition of The Midland Companies on October 20, 1999. Had Messrs. Banks and Gloeckl been executive officers of the Company for all of 1999, they would have been included in this table along with Messrs. Joseph, Falcone and Mentesana.

(2) The amounts indicated for each officer are reimbursements during the fiscal year for the payment of taxes.

(3) 1999 awards of Deferred Shares are properly reflected on the Long-Term Incentive Plans - Awards in Last Fiscal Year Table located on page ____ herein.

(4) The amounts indicated include $2,000 for both 1999 and 1998 related to the Company's contribution to Mr. Joseph's individual retirement account and $26 and $176 for 1999 and 1998, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Joseph.

(5) Effective December 1997, Mr. Falcone was promoted to President and Chief Operating Officer of the Company. Prior to that time, Mr. Falcone was the Executive Vice President of the Company.

(6) The amounts indicated include $2,000, $2,000 and $1,800 for 1999, 1998 and 1997, respectively, related to the Company's contribution to Mr. Falcone's individual retirement account and $26, $17 and $66 for 1999, 1998 and 1997, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Falcone.

(7) Effective May 1997, Mr. Mentesana was promoted to Senior Vice President from Vice President of the Company. In January 1998, in addition to his title as Senior Vice President, Mr. Mentesana now holds the title of Chief Financial Officer of the Company.

(8) The amounts indicated include $2,000, $1,555 and $1,080 for 1999, 1998 and 1997, respectively, related to the Company's contribution to Mr. Mentesana's individual retirement account and $26, $14 and $54 for 1999, 1998 and 1997, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Mentesana.

(9) The amounts indicated include $1,920, $1,957 and $1,881 for 1999, 1998 and 1997, respectively, related to the Company's contribution to Mr. Hobbs' individual retirement account and $26, $113 and $450 for 1999, 1998 and 1997, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Hobbs.

(10) Effective November 1998, Mr. Cole was promoted to Senior Vice President from Vice President of the Company.

(11) The amounts indicated include $26, $44 and $66 for 1999, 1998, and 1997, respectively, for the dollar value of insurance premiums paid by the Company with respect to term life insurance that benefits Mr. Cole.

Long-Term Incentive Plans - Awards in Last Fiscal Year

      The following table sets forth for the CEO and the other four most highly compensated executive officers of the Company: (i) the number of shares awarded during fiscal year 1999; (ii) the performance or other time period until payout or maturation of the award; and (iii) the estimated future payouts under non-stock price-based plans.






                                                             Estimated Future
                         Number of        Performance         Payouts under
                          Shares,        Or Other Period        Non-Stock
                       units or other   Until Maturation       Price-based
      Name             rights (#) (1)     or Payout (2)        Plans ($) (3)
 -------------------  ---------------  ------------------    -----------------
 Mark K. Joseph            18,000            50 months          $   333,000

 Michael L. Falcone        15,000            50 months              277,500

 Gary A. Mentesana          7,000            50 months              129,500

 Thomas R. Hobbs            5,000            50 months               92,500

 Earl W. Cole, III          7,000            50 months              129,500


(1) A total of 78,000 Deferred Shares were awarded in fiscal year 1999, each with vesting occurring over fifty months beginning February 2, 2000. As of the end of fiscal year 1999, the aggregate Deferred Share holdings consisted of 277,799 shares worth $5,139,282 at the then current market value (as represented by the closing price of the Company's Common Shares on December 31, 1999). Such amounts included $1,775,149 for Mr. Joseph (95,954 shares); $1,205,053 for Mr. Falcone (65,138 shares); $639,527 for
     Mr. Mentesana (34,569 shares); $417,527 for Mr. Hobbs (22,569 shares); and $315,351 for Mr. Cole (17,046 shares). Distributions are paid only with respect to the portion of the shares which have vested and become nonforfeitable in accordance with the share agreements. The Deferred Share agreements also provide for accelerations of vesting on a discretionary basis, upon a change in control and death or disability.

(2) The shares become vested and nonforfeitable cumulatively to the extent of 20% of such Deferred Shares on February 2, 2000 (the "Vesting Date") and 20% for each of the remaining four anniversaries of the Vesting Date for so long as the officers remain in the continuous employ of the Company.

(3) The amounts indicated represent the fair market value of the Deferred Shares awarded on December 31, 1999 at the then closing price of the Company's Common Shares on such date.

Compensation Committee Interlocks and Insider Participation

      No person who served as a member of the Compensation Committee during the 1999 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries, except for Mark K. Joseph who serves as Chairman of the Board and Chief Executive Officer of the Company. On October 18, 1999, in light of the good practice guidelines of the American Bar Association, the Board reconstituted the Compensation Committee to consist of Messrs. Hillman, Stearn, Baum and McGregor. During fiscal year 1999, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a director or member of the Compensation Committee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On August 1, 1996, the Company completed a merger (the "Merger") in which the Company succeeded to the business of the Predecessor. The former general partners of the Predecessor were responsible for initiating and structuring the Merger. Mark K. Joseph, Chairman of the Board and Chief Executive Officer, and Thomas R. Hobbs, Secretary and Senior Vice President of the Company, were stockholders, directors or officers of the former general partners of the Predecessor.

      As a result of the Merger, the former general partners (and their affiliates) received certain economic benefits, including 1,000 Term Growth Shares in exchange for their general partnership interests in the Predecessor and 883,033 Common Shares in exchange for the contribution of their mortgage acquisition and servicing activities that generate fees from the operating partnerships that are the ultimate debtors on the Company's bond investments (the "Operating Partnerships"). In connection with the Merger, the former general partners retained an independent third party, to render an opinion that the allocation of the Common Shares and Term Growth Shares among the former general partners and the BAC holders was fair from a financial point of view.

     At the time of the Merger, the Company designated Shelter Development Holdings, Inc. ("Shelter Development") as the shareholder that has personal liability for the obligations of the Company (the "Special Shareholder") and whose death, retirement, resignation, expulsion, bankruptcy or dissolution would result in the dissolution of the Company (the "Dissolution Shareholder") to preserve its pass-through tax status under the tax laws in existence at that time. Mr. Joseph owns 100% of Shelter Development. In connection with the Merger, Shelter Development received 26,729 Common Shares for its agreement to serve as the Special Shareholder and Dissolution Shareholder. The Company does not compensate Shelter Development annually for serving as the Special Shareholder or Dissolution Shareholder. Nevertheless, the Dissolution Shareholder has the right to appoint one director to the Company's Board of Directors so long as the size of the Board is 10 persons or less, and two directors if the size of the Board is more than 10 persons. In addition, if certain change-in-control transactions occur that the Special Shareholder has not approved, the Special Shareholder has the right to receive $1 million if it exercises its right to withdraw as the Special Shareholder of the Company.

      As noted above, the former general partners of the Predecessor received 883,033 Common Shares in exchange for the contribution of their acquisition and mortgage servicing activities. Prior to the Merger, an affiliate of the former general partners of the Predecessor received project selection and acquisition fees from a partnership formed by the Predecessor to invest the proceeds from the Predecessor's February 1995 financing, in amounts equal to one percent of the gross proceeds permanently invested. In addition, prior to the Merger, the former general partners (and their affiliates) received mortgage servicing fees from the Operating Partnerships. As a result of the Merger, the Company receives
(i)  mortgage  servicing  fees from the  Operating  Partnerships  controlled  by non-affiliates and (ii) additional bond interest for bonds collateralized by properties owned by the 18 Operating Partnerships controlled by Mr. Joseph. For the year ended December 31, 1999, the Company received approximately $0.3 million in mortgage servicing fees and $1.6 million in additional bond interest as a result of the contribution of the mortgage servicing fee activities to the Company.

      Mr. Joseph controls the general partners of 19 of the operating partnerships whose property collateralizes the Company's bonds and Mr. Thomas R. Hobbs, a Senior Vice President of the Company, serves as an officer of such general partners. Mr. Michael L. Falcone and Ms. Angela A. Barone, the Company's Vice President of Finance and Administration, serve as directors and officers in two such general partners. In order to preserve the loan obligations and the participation in cash flow for the Company and thereby assure that the Company will continue to recognize tax-exempt income, 13 of the 19 operating partnerships were created as successors to the original borrowers. With respect to the other six operating partnerships, an entity controlled by Mr. Joseph was designated as the general partner of the original borrowing entities. However, such entities could have interests that do not fully coincide with, or even are adverse to, the interests of the Company. Such entities could choose to act in accordance with their own interests, which could adversely affect the Company. Among the actions such entities could desire to take might be selling a property, thereby causing a redemption event, at a time and under circumstances that would not be advantageous to the Company. Also, Mr. Joseph owns an indirect interest in the general partners of the Southgate Crossings and Poplar Glen operating partnerships.

      On September 1, 1996, 11 of the 19 Operating Partnerships controlled by Mr. Joseph entered into an agreement with the Company whereby the terms of certain notes held by the Company were amended to defer principal amortization on such notes. Additionally, on July 1, 1997, nine of the eleven operating partnerships entered into an agreement with the Company whereby the principal amortization on one of these notes was increased. The increase in the principal payments on these notes was equal to the amount of principal payments suspended on the other notes. This action did not change the total cash payments received from the operating partnerships, nor did it change total income, but did result in a reclassification of interest income on bonds to interest earned on related notes of $0.2 million for the year ended December 31, 1999. In December 1998 and March 1999, the Company amended, consolidated and sold notes relating to three and eight Operating Partnerships, respectively, in the aggregate principal face amount of $7.4 million and $8.8 million, respectively. In order to facilitate the sales of the notes, the Company provided a guarantee on behalf of the operating partnerships for the full and punctual payment of interest and principal due under the notes.

      Mr. Joseph controls and is an officer of, and Mr. Falcone has an ownership interest in and is a board member of, an entity that is responsible for a full range of property management functions for certain properties that serve as collateral for the Company's bond investments. For these services the affiliates receive property management fees pursuant to management fee contracts. Consistent with the Company's Amended and Restated Certificate of Formation and Operating Agreement (the "Operating Agreement"), each affiliate property management contract is presented to the independent members of the Board of Directors for approval with information documenting the comparability of the proposed fees to those in the market area of the property. During 1999, there were 11 affiliated property management contracts for properties that collateralize the Company's investments with fees at or below market value. During the year ended December 31, 1999 these fees approximated $1.1 million.

      This entity also provides the Company with certain administrative services (primarily computer network related) for which the entity receives direct reimbursement from the Company on a monthly basis. For the year ended December 31, 1999, the Company paid $100,000 to the affiliate for these administrative services. Also, prior to November 1998, the Company reimbursed an entity controlled by Mr. Joseph for the rental cost of the Company's office space. In November 1998, the Company assumed the lease agreement for the Company's office space from this entity at market rates. Mr. Joseph and Mr. Richard O. Berndt, a director of the Company, have ownership interests in the partnership that leases the office space to the Company. For the year ended December 31, 1999, the Company paid $178,000 in rental lease payments under the lease agreement.

      At December 31, 1999, the Company owned all of the interests in a trust that holds a $33.9 million bond collateralized by the Village of Stone Mountain. The borrower of the $33.9 million mortgage revenue bond is the Shelter Foundation, a public non-profit foundation that provides housing and related services to families of low and moderate income. Mr. Joseph is the President and one of five directors of the Shelter Foundation. In addition, companies in which Mr. Joseph owns an indirect minority interest and Mr. Falcone owns a direct minority interest, received a consulting fee of 1.0% of the loan amount and serve as property manager of the related apartment project for a fee of $13,750 per month payable out of available cash flow.

      At December 31, 1999, the Company owned a $2.2 million B bond, a $2.1 million C bond and a $1.3 million taxable loan collateralized by the Winter Oaks Apartment Community. The borrower of the bonds and the taxable loan is Winter Oaks Partners, Ltd., (L.P.), a Georgia limited partnership whose 1% general partner is MMA Successor I, Inc. and whose 99% limited partner is Winter Oaks, L.P. The 1% general partner of Winter Oaks, L.P. is MMA Successor I, Inc., and the 99% limited partner of Winter Oaks, L.P. is the MuniMae Foundation, Inc. a private non-profit entity organized to provide charitable purposes on behalf of the Company. Mr. Joseph is the President and one of three directors of the MuniMae Foundation. Mr. Falcone and Mr. Gary A. Mentesana, the Company's Chief Financial Officer, are also directors of the MuniMae Foundation. In addition, a company of which Mr. Joseph owns an indirect minority interest and Mr. Falcone owns a direct minority interest, serve as property manager of the related apartment project for a fee of 3% of gross rent collected payable out of available cash flow.

      Mr. Berndt, a director since 1996, is the managing partner of the law firm Gallagher, Evelius and Jones, LLP ("GEJ"), which provides corporate and real estate related legal services to the Company. For the year ended December 31, 1999, GEJ received $1.3 million in legal fees generated by transactions structured by the Company of which $750,000 was directly incurred by the Company. The total amount of $1.3 million represented 12.0% of GEJ's total revenues for 1999.

      An affiliate of Merrill Lynch Pierce Fenner & Smith Incorporated ("Merrill Lynch") owns 1,250 Term Growth Shares of the Company and 128,367 Common Shares. The Company may from time to time enter into various investment banking, financial advisory and other commercial services with Merrill Lynch for which Merrill Lynch receives and will receive (in the future) customary compensation. The Company also enters into various investments and interest rate swap transactions with Merrill Lynch on terms generally available in the marketplace.

      A subsidiary of the Company functions as a real estate advisor for pension funds and the MAGHT. The MAGHT is a professionally managed portfolio of diversified income producing real estate mortgage investments for pension funds and profit-sharing trusts. Mr. Falcone and Mr. Robert J. Banks, Mr. Keith J. Gloeckl, and Mr. Ray F. Mathis, all Senior Vice Presidents of the Company, are trustees of the MAGHT.

      For the period October 20, 1999 through December 31, 1999, a subsidiary of the Company received administrative service fees of approximately $300,000 from the MAGHT. As of December 31, 1999, a subsidiary of the Company had a $5.0 million line of credit available to the MAGHT, with no outstanding balance. The line matured on December 31, 1999, and bears interest at the rate of 10.25%. The collateral for the line is the net assets of the MAGHT. At December 31, 1999, the Company has notes payable with an outstanding balance of $133 million due to the MAGHT. The notes were made to finance construction loans and are collateralized by the related construction loan receivables.

    At December 31, 1999, a subsidiary of the Company has a $50.0 million warehouse facility provided by the MAGHT, with an outstanding balance of $28.6 million. This warehouse facility is provided for interim funding of permanent loans, completed construction loans, and GNMA MBS advances until funded by permanent lender or security holder and is collateralized by a security interest in the loans, bears interest at various rates based upon collateral. Individual borrowings mature separately within one year.

      On October 20, 1999, the Company acquired Midland Financial Holdings, Inc. from Messrs. Banks, Gloeckl and Mathis for approximately $45 million. Of this amount, the Company paid approximately $23 million in cash and approximately $12 million in common shares at the closing of the transaction. In addition, $3.33 million in Common Shares is payable annually over a three year period to Messrs. Banks, Gloeckl and Mathis if Midland meets certain performance targets, including minimum annual contributions to cash available for distribution. The acquisition is being accounted for as a purchase. The total purchase price incurred during 1999 was $35.9 million, which includes acquisition costs but excludes contingently issuable MuniMae shares over the next three years, as discussed above. The results of operations of Midland are included in the consolidated financial statements of the Company subsequent to October 20, 1999.

Performance Graph

      The following table compares total shareholder returns for the Company at December 31, 1999 to the Standard and Poors 500 Index ("S&P 500"), the NAREIT Index ("NAREIT") and the Lipper Municipal Bond High Yield Index ("Lipper Bond") assuming a $100 investment made on December 31, 1996. The Company does not believe that there are any other businesses or indices that reflect both the same industry as that in which the Company operates and the same "pass-through" tax status as that of the Company. Accordingly, the Company selected the NAREIT and Lipper Bond indices because the NAREIT index consists of real estate investment trusts which, like the Company, pass-through their income to their shareholders, although not tax-exempt income, and the Lipper Bond index, which represents the performance of municipal bond issues.

                          Comparative Price Performance
                             Indexed Closing Prices
                 (Values Indexed to 100 as of December 31, 1996)

                 Dec-96    Jun-97   Dec-97   Jun-98   Dec-98   Jun-99   Dec-99

MuniMae          100.00    109.40   132.90   154.90   122.30   157.60   143.30
S&P 500          100.00    120.60   133.30   156.90   171.30   192.50   207.40
NAREIT           100.00    105.97   118.86   112.74    96.49   101.26    90.24
Lipper Bond      100.00    103.29   109.78   113.06   115.88   115.52   111.65

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares and Term Common Shares as of March 17, 2000, of (i) each director and nominee as director, (ii) all persons known by the Company to be beneficial owners of more than 5% of its Common Shares and Term Common Shares and (iii) all the executive officers and directors of the Company as a group. With respect to shares subject to options, only those shares subject to options which are immediately exercisable or exercisable within 60 days are listed below. Unless otherwise indicated, each Shareholder has sole voting and investment power with respect to the shares beneficially owned.



                                   Common Shares          Term Growth Shares
                             --------------------------  ---------------------
                              Number of      Percent     Number of  Percent
                                                of                     of
         Name                  Shares          Class      Shares      Class
---------------------------  ------------    ----------  ---------- ----------

Mark K. Joseph                1,150,293 (1)    6.61         740       37.00

Michael L. Falcone              178,901 (2)    1.03           -           -

Robert J. Banks                 354,739        2.04           -           -

Keith J. Gloeckl                118,013         *             -           -

Gary A. Mentesana                84,352 (2)     *             -           -

Thomas R. Hobbs                  76,810 (2)     *             -           -

Earl W. Cole, III                49,869 (2)     *             -           -

Jesse M. Chancellor              37,893 (2)     *             -           -

Ray F. Mathis                   117,913         *             -           -

Charles C. Baum                  19,000 (3)     *             -           -

Richard O. Berndt                10,000 (3)     *             -           -

Robert S. Hillman                12,700 (3)     *             -           -

William L. Jews                  10,550 (3)     *             -           -

Douglas  A. McGregor                  -         *             -           -

Carl W. Stearn                   47,058 (3)     *             -           -

Two Broadway Associates IV      128,367         *         1,250       62.50
 2 World Financial Center,
 South Tower
 New York, New York 10080-6123

All directors and officers    2,268,092       13.04         740       37.00
as a group (15 persons)

*Less than one percent.

(1) Included in Mr. Joseph's beneficial ownership of Common Shares are: (a) 179,815 Common shares subject to options granted under the 1996 Share Incentive Plan and (b) Common shares held by certain entities controlled by Mr. Joseph (detailed below). Certain limited partners in one such entity are officers of the Company. As a result of their limited partnership interest in that entity, such officers would be entitled to receive the following allocation of shares. Accordingly, these shares are not included in each officers' beneficial ownership above.

           Michael L. Falcone               44,861    Common Shares
           Thomas R. Hobbs                  31,819    Common Shares
           Gary A. Mentesana                11,758    Common Shares
           Earl W. Cole, III                 9,618    Common Shares

    The Term Growth Shares reported herein are held by SCA Associates 86 II Limited Partnership (365 shares) and SCA Realty I, Inc.(375 shares) which are controlled by Mr. Joseph.

(2) Included in each officer's beneficial ownership of Common Shares are Common Shares subject to options granted under the 1996 Share Incentive Plan as follows:

                                              Shares Subject
                                                To Options

           Michael L. Falcone                     134,862
           Thomas R. Hobbs                         67,431
           Gary A. Mentesana                       67,431
           Earl W. Cole, III                       44,954
           Jesse M. Chancellor                     33,334

(3)  Included in each board member's  beneficial  ownership of Common Shares are
     Common  Shares  subject  to  options   granted  under  the  1996  and  1998
     Non-Employee Directors' Share Plans as follows:

                                              Shares Subject
                                                To Options

           Charles C. Baum                        10,000
           Richard O. Berndt                       5,000
           Robert S. Hillman                      10,000
           William L. Jews                        10,000
           Carl W. Stearn                         10,000


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Company's audited financial statements for the year ended December 31, 1999, have been provided to the Shareholders as part of the Annual Report to Shareholders. PricewaterhouseCoopers LLP has acted as the Company's independent accountants since the successful completion of the Merger into the Company in 1996 and also acted as the independent accountants for the Predecessor since 1986. No election, approval or ratification of independent accountants by the Shareholders is required. The Audit Committee intends to select the independent accountants for the fiscal year ended December 31, 2000 at its next scheduled meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the right to make a statement if he or she so desires and will be available to respond to appropriate questions by the Shareholders.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's outstanding Common Shares to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Shares. Specific due dates for these records have been established and the Company is required to report on this proxy statement any failure to file by these dates in 1999. Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that the following reports were filed late. Late reports on Form 4 were filed by Carl Stearn and Michael Falcone for October due to travel. Late reports on Form 5 were filed by Richard Berndt and William Jews due to travel and to properly reflect shares received under the Directors' Plans.

                                 OTHER BUSINESS

      The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed proxy to vote all shares represented by proxies in accordance with their best judgment if any other matters do properly come before the meeting.

      Whether or not you attend the Annual Meeting in person, it would be appreciated if you would fill in, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote your shares even though you may have sent in your proxy.

      UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON SHARES ON THE RECORD DATE FURNISHED TO THE SECRETARY OF THE COMPANY AT THE ADDRESS SET FORTH BELOW, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

            SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL PROXY STATEMENT

      Proposals by Shareholders intended to be presented at the Company's 2001 Annual Meeting, in order to be included in the 2000 Proxy Statement and proxy, must be received by the Company at its principal corporate offices no later than November 25, 2000.

      Any Shareholder who intends to submit a proposal at the Company's Annual Meeting in 2001 without including the proposal in the Company's proxy statement for such Annual Meeting must notify the Company of such proposal not later than the close of business on March 5, 2001 and not earlier than the close of business on February 3, 2001 or, in the event that the date of the Company's Annual Meeting in 2001 is advanced by more than 30 days or delayed by more than 60 days from the Company's Annual Meeting in 2000, then pursuant to the Company's By-Laws.


                                             MUNICIPAL MORTGAGE & EQUITY, LLC
                                             218 N. Charles Street, Suite 500
                                             Baltimore, Maryland 21201

Dated:  March 27, 2000

      REVOCABLE PROXY
                        MUNICIPAL MORTGAGE & EQUITY, LLC
                                  COMMON SHARES

 X   Please Mark Votes As In This Example

                    Proxy for Annual Meeting of Shareholders
                             Wednesday, May 4, 2000

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         Revoking all prior proxies, the undersigned, a Shareholder of Municipal Mortgage & Equity, LLC (the "Company"), hereby appoints Thomas R. Hobbs and Angela A. Barone, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all Common Shares, no par value (the "Shares"), of the undersigned in the Company at the Annual Meeting of Shareholders of the Company to be held at the Company's offices at 218 N. Charlest St., Park Charles Building, Suite 500, Baltimore, Maryland 21201, on May 4, 2000, at 9:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting as indicated hereon, and at their discretion, upon any other business not now known which properly may come before the said meeting, all as more fully set forth in the accompanying proxy statement, receipt of which is acknowledged.


         For                    Withhold              For All Except

     __________                _________                _________


1.  ELECTION OF DIRECTORS
     (For a term of 3 years):
         RICHARD O. BERNDT
         ROBERT S. HILLMAN
         MICHAEL L. FALCONE

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.



If no choice is indicated above, this proxy shall be deemed to grant authority to vote FOR the election of director nominees and to vote FOR the proposals. The Shareholder's signature should be exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.

         Date



        Shareholder sign above                   Co-holder (if any) sign above